Exhibit 11

INDEPENDENT AUDITORS' CONSENT

We consent in this Post-Effective Amendment No. 82 to Registration Statement No. 33-8214 of Standish Short-Term Asset Reserve Fund Series of Standish, Ayer & Wood Investment Trust to the reference to us under the heading "Experts and Financial Statements" appearing in the Statement of Additional Information, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Boston, Massachusetts